Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to the Registration Statement (Form S-4 No. 333-260771) and related Prospectus of First Interstate BancSystem, Inc. for the registration of shares of its common stock and to the incorporation by reference herein of our reports dated November 24, 2021, with respect to the consolidated financial statements of Great Western Bancorp, Inc. and the effectiveness of internal control over financial reporting of Great Western Bancorp, Inc. included in Great Western Bancorp, Inc.’s Annual Report (Form 10-K) for the year ended September 30, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis MN
December 14, 2021